Exhibit 3.7

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 04:30 PM 07/21/1995 950164203 - 2514169

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PPC ACQUISITION CORP.

Adopted in accordance with Section
242 of the General Corporation
Law of the State of Delaware

PPC Acquisition Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

1.                         The Board of Directors of the Corporation, pursuant to unanimous written consent and in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by striking out Article I thereof, and inserting in lieu the following language in lieu thereof, so that, as amended, the text of said Article shall read as follows:

“The name of the corporation is Pioneer Plastics Corporation.”

2.                         In lieu of a meeting and vote of the sole stockholder, the sole stockholder, pursuant to unanimous written consent, approved and adopted the amendment in accordance with the provisions of Section 220 of the General Corporation Law of the State of Delaware.

3.                         The foregoing amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed as of July 21, 1995, by J. Lyndon Hill, its Vice President, declaring that the facts herein stated are true.

/s/ J. Lyndon Hill
J. Lyndon Hill Vice President